                           SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
           of the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [_]

Check the appropriate box:

[_] Preliminary Proxy Statement        [_] Confidential, for use of the
                                           Commission only (as permitted by
[X] Definitive Proxy Statement             Rule 14a-6(e)(2)

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S) 240.14a-12

                             MICROSEMI CORPORATION
               (Name of Registrant as Specified In Its Charter)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check one appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)

    4) Proposed maximum aggregate value of transaction:

    5) Total Fee Paid:

[_] Fee paid previously with preliminary materials

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount previously paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

                             MICROSEMI CORPORATION

                          ---------------------------

                 NOTICE OF ANNUAL MEETING ON FEBRUARY 26, 2002
                              AND PROXY STATEMENT

                               TABLE OF CONTENTS

  PROXY STATEMENT........................................................  1
  GENERAL INFORMATION....................................................  1
  ANNUAL REPORT..........................................................  2
  OUTSTANDING VOTING SECURITIES..........................................  2
  VOTING PROCEDURES......................................................  2
  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.........  3
  ELECTION OF DIRECTORS..................................................  5
  DIRECTORS..............................................................  5
  EXECUTIVE OFFICERS.....................................................  7
  INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES........  8
  EXECUTIVE COMPENSATION.................................................  9
  SUMMARY COMPENSATION TABLE.............................................  9
  OPTION GRANTS IN LAST FISCAL YEAR...................................... 10
  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END
    OPTION VALUES........................................................ 10
  EXECUTIVE COMPENSATION AGREEMENTS...................................... 11
  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS......................... 13
  SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE................ 13
  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION............ 14
  COMPENSATION COMMITTEE REPORT FOR FISCAL YEAR 2001 OF MICROSEMI
    CORPORATION.......................................................... 14
  THE COMPENSATION COMMITTEE............................................. 17
  PERFORMANCE GRAPH...................................................... 18
  AUDIT COMMITTEE REPORT................................................. 19
  STOCKHOLDER PROPOSALS.................................................. 19
  INDEPENDENT ACCOUNTANTS................................................ 20
  OTHER MATTERS.......................................................... 21

                             MICROSEMI CORPORATION
                               2381 Morse Avenue
                           Irvine, California 92614

                          ---------------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        To Be Held on February 26, 2002

                          ---------------------------

TO THE STOCKHOLDERS OF MICROSEMI CORPORATION:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MICROSEMI CORPORATION (the "Company") will be held at the Radisson Hotel Newport Beach, 4545 MacArthur Blvd., Newport Beach, CA 92660, on Tuesday, February 26, 2002 at 10:00 a.m., Pacific Standard Time, for the following purposes:

    1. To elect seven (7) directors, each to serve for the term of one (1) year or until his successor shall have been duly elected and qualified (Proposal 1); and

    2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

   Only stockholders of record at the close of business on January 11, 2002 are entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

                                 By Order of the Board of Directors,

                                 /s/ David R. Sonksen

                                 David R. Sonksen
                                 Secretary

Irvine, California
January 18, 2002

IT IS IMPORTANT THAT ALL OF OUR STOCKHOLDERS BE REPRESENTED AT OUR ANNUAL MEETING AND ALL ADJOURNMENTS OR POSTPONEMENTS. STOCKHOLDERS, WHETHER YOU EXPECT TO ATTEND THE MEETING IN PERSON OR NOT, ARE REQUESTED TO PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY TO ASSURE THAT YOU ARE REPRESENTED. PROXIES ARE REVOCABLE BY HOLDERS AT ANY TIME PRIOR TO BEING VOTED AT THE ANNUAL MEETING, AND STOCKHOLDERS OF RECORD WHO ARE PRESENT AT THE MEETING MAY WITHDRAW THEIR PROXIES AND VOTE IN PERSON IF THEY NOTIFY US AT THE MEETING.

Additional copies of proxy materials should be requested in writing, addressed to:

   Microsemi Corporation, 2381 Morse Avenue, Irvine, California 92614,
   Attention: David R. Sonksen, Secretary.

                             MICROSEMI CORPORATION
                               2381 Morse Avenue
                           Irvine, California 92614

                          ---------------------------

                                PROXY STATEMENT

                              GENERAL INFORMATION

   The accompanying Proxy is solicited by the Board of Directors and Management of Microsemi Corporation (the "Company") to be used at the Annual Meeting of Stockholders to be held on Tuesday, February 26, 2002, at 10:00 a.m., Pacific Standard Time, at the Radisson Hotel Newport Beach, 4545 MacArthur Blvd., Newport Beach, CA 92660, and at any adjournments or postponements thereof (the "Meeting"). Shares represented by a valid Proxy in the enclosed form ("Proxy") will be voted as specified if executed and received in time for the Meeting. If a choice is not specified in the Proxy, the Proxy will be voted FOR the election of all of the director nominees listed. The proxy may be voted in the discretion of the proxy holders on any other business as may properly come before the Meeting.

   A stockholder who executes and returns the accompanying Proxy may revoke it at any time prior to its being voted by (a) signing another Proxy bearing a later date, or a written notice of revocation and, in either case, delivering the proxy or notice to the Secretary of the Company by mail prior to the Meeting or (b) voting in person at the Meeting. Execution of the Proxy will not in any way affect a stockholder's privilege to attend the Meeting and to vote in person, provided that the stock can only be voted in person when held of record in the stockholder's name or when the stockholder has been given an appropriate proxy to vote at the Meeting.

   The costs of Proxy solicitation will be paid by the Company. It is contemplated that Proxies will be solicited principally through the use of the mails. The Company will reimburse banks, brokerage houses, and other custodians, nominees or fiduciaries for their reasonable expenses in forwarding proxy material to the beneficial owners of the shares held by them. Proxies may be solicited by directors, officers or other regular employees of the Company in person or by telephone or facsimile as part of their regular duties and without special payment therefore, except reimbursement of incidental costs.

   This Notice of Annual Meeting, Proxy Statement and Proxy are first being mailed to stockholders on or about January 25, 2002.

                                 ANNUAL REPORT
                                 -------------

   The Annual Report to Stockholders and form 10-K for the fiscal year ended September 30, 2001 accompany this Proxy Statement. Such Reports are not to be regarded as proxy soliciting material and are not incorporated into this Proxy Statement. Such Reports do not incorporate the information of the sections of this Proxy Statement entitled "Report of Compensation Committee" or "Performance Comparison." THE ANNUAL REPORT TO STOCKHOLDERS AND THE FORM 10-K, INCLUDING ANNUAL FINANCIAL STATEMENTS, CAN BE OBTAINED BY ANY STOCKHOLDER ENTITLED TO VOTE AT THE MEETING UPON WRITTEN REQUEST. SEND REQUESTS TO MICROSEMI CORPORATION, 2381 MORSE AVENUE, IRVINE, CALIFORNIA 92614, ATTENTION:
DAVID R. SONKSEN, SECRETARY.

                         OUTSTANDING VOTING SECURITIES
                         -----------------------------

   The Company's Common Stock, $.20 par value per share ("Common Stock"), constitutes the only class of outstanding securities of the Company whose holders are entitled to notice of and to vote at the Meeting, including any adjournments or postponements thereof. Each such holder of record is entitled, for all purposes, to one vote for each share so held on each matter submitted to a vote of stockholders. On January 11, 2002 ("Record Date") the Company had issued and outstanding 28,504,678 shares of Common Stock (exclusive of shares held in the treasury).

                               VOTING PROCEDURES
                               -----------------

   A quorum sufficient for the conduct of business at the Meeting will consist of a majority of the outstanding shares of Common Stock at the close of business on the Record Date in accordance with our Certificate of Incorporation, our Bylaws and the Delaware General Corporation Law.

   Proxies marked as abstentions and Proxies for shares held in street name designated by brokers as not voted will be treated as shares present for purposes of determining the presence of a quorum at the Meeting.

   Proposal 1, the election of directors, will be determined by a plurality vote, i.e., the seven (7) candidates in the election of directors receiving the highest number of affirmative votes will be elected. The stockholders each can cast one (1) vote per share of Common Stock FOR up to seven individuals who are nominated for election. In this election, any votes cast against a candidate or votes withheld, including abstentions and broker non-votes, shall have no legal effect.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                   ----------------------------------------
                             OWNERS AND MANAGEMENT
                             ---------------------

   The following table sets forth as of December 1, 2001, information concerning ownership of the Company's Common Stock by each director or executive officer, all officers and directors as a group, and each person known by the Company to own beneficially more than 5% of our outstanding Common Stock.

Name of Beneficial Owner
(and Address of Each 5%
Beneficial Owner) or                          Amount and Nature of Percentage
Number of Persons in Group                    Beneficial Ownership  of Class
--------------------------------------------  -------------------- ----------
Philip Frey, Jr.                                   1,963,796/(1)/     6.9%
  P. O. Box 26890
  Santa Ana, CA 92799-6890

Nicholas-Applegate Capital Management              1,546,000          5.4%
  600 West Broadway, 29th Floor
  San Diego, CA 92101

Joseph M. Scheer                                      22,000/(2)/       *

Martin H. Jurick                                      39,000/(3)/       *

Brad Davidson                                         32,000/(4)/       *

Robert B. Phinizy                                     34,000/(5)/       *

H.K. Desai                                            22,000/(6)/       *

Carmelo J. Santoro                                     8,000            *

James J. Peterson                                     52,200/(7)/       *

David R. Sonksen                                     102,891/(8)/       *

Harold R. McKeighan                                   85,300/(9)/       *

Ralph Brandi                                          29,200/(10)/      *

Lane L. Jorgensen                                    127,000/(11)/      *

All executive officers and directors
  as a group (20 persons)                          2,697,987/(12)/    9.2%

*Indicates less than 1%

/(1)/ Includes 166,200 shares under an option exercisable as of the date of this information or within 60 days thereafter.

/(2)/ Includes 18,000 shares under options exercisable as of the date of this information or within 60 days thereafter.

/(3)/ Includes 34,000 shares under options exercisable as of the date of this information or within 60 days thereafter.

/(4)/ Includes 22,000 shares under options exercisable as of the date of this information or within 60 days thereafter.

/(5)/ Includes 34,000 shares under options exercisable as of the date of this information or within 60 days thereafter.

/(6)/ Includes 22,000 shares under options exercisable as of the date of this information or within 60 days thereafter.

/(7)/ Includes 52,200 shares under options exercisable as of the date of this information or within 60 days thereafter.

/(8)/ Includes 79,350 shares under options exercisable as of the date of this information or within 60 days thereafter.

/(9)/ Includes 56,300 shares under options exercisable as of the date of this information or within 60 days thereafter.

/(10)/ Includes 29,200 shares under options exercisable as of the date of this information or within 60 days thereafter.

/(11)/ Includes 103,000 shares under options exercisable as of the date of this information or within 60 days thereafter.

/(12)/ Includes 670,412 shares under options exercisable as of the date of this information or within 60 days thereafter.

                             ELECTION OF DIRECTORS
                             ---------------------
                                 (Proposal 1)

   The Bylaws of the Company allow for a Board of Directors consisting of not less than three (3) and up to thirteen (13) members as fixed by the Board from time to time, and the Board currently has fixed the number of directors at seven (7). Accordingly, seven (7) directors shall be elected at the Meeting, and the seven (7) nominees named below are proposed by our Company's current Board of Directors and Management. The nominees proposed for election as directors will serve for a term of one year or until their successors are elected and qualified. All nominees have consented to be named and have indicated their intent to serve if elected. While Management has no reason to believe that any proposed nominee will be unable to or will not serve as a director, should any nominee become unable to serve or will not, for good cause, so serve, then the persons named in the enclosed Proxy will have authority to vote for any substitute nominee designated by the Company's current Board of Directors.

   The seven (7) candidates in the election of directors receiving the highest number of affirmative votes will be elected. Votes against a candidate or votes withheld, including abstentions and broker non-votes, have no legal effect on the election; however all such votes count as a part of the quorum. The names and certain information concerning the persons to be nominated as Directors by the Board of Directors at the Meeting are set forth below. Your Board of Directors recommends that you vote FOR the election of each of the nominees
named below.                       ---

                                   DIRECTORS
                                   ---------

 Name                Position With Company (in Addition to        Age Director
                     Director) and Principal Occupation during         Since
                     Last Five Years
 -----------------------------------------------------------------------------
 Philip Frey, Jr.    Chairman of the Board since February 26,     74    1972
                     1987; President and Chief Executive Officer
                     from 1971 to 2000.

 Robert B. Phinizy   Private investor and consultant; Director of 75    1992
                     Genisco/Solaris and Corporate Secretary
                     since 1997; Chairman, Chief Executive
                     Officer and President of Genisco
                     Technology Corp. from 1972 to 1986;
                     Director of BioSonics, Inc. and Corporate
                     Secretary since 1993; Retired Captain,
                     United States Navy.


 Martin H. Jurick    Private investor and consultant; Senior Vice  64   1995
                     President of Corporate Planning and Director
                     of Silicon Systems, Inc. (later of a division
                     of Texas Instruments) from 1978 to 1999;
                     Director of Level One Communications from
                     1991 to 1999.

 H. K. Desai         Private investor and consultant; Chairman of  55   2000
                     the Board of QLogic Corporation since
                     1999, its CEO since 1996 and its President
                     since 1995.

 James J. Peterson   President and CEO since December 2000;        46   2000
                     Vice President and General Manager of the
                     Linfinity Division from 1999 to 2000;
                     President of Linfinity Microelectronics from
                     1997 to 1999; Vice President of Sales of
                     Linfinity Microelectronics from 1996 to
                     1997.

 Carmelo J. Santoro, A retired executive, consultant and private   59   2001
   Ph.D.             investor; Chairman and Chief Executive
                     Officer of Platinum Software Corporation
                     1994 to 1996; Chairman of the Board of
                     Silicon Systems, Inc. from 1984 to 1991;
                     President and Chief Executive Officer of
                     Silicon Systems, Inc. from 1981 through
                     1991. Previous Chairman of Ashton Tate
                     Inc. and AST Research Inc. Dr. Santoro is
                     currently a director of SonicBlue
                     Incorporated, a digital media company.

 Thomas R. Anderson  Vice President and Chief Financial Officer    57  Nominee
                     of QLogic Corporation since July 1993.

                              EXECUTIVE OFFICERS
                              ------------------

   Officers are elected on an annual basis by the Board of Directors and serve at the discretion of the Board. Information is provided under the heading "Directors" for Mr. James J. Peterson.

                    Position with Company and Principal Occupation            Officer
Name                during Last Five Years                                Age  Since
-------------------------------------------------------------------------------------
David R. Sonksen    Executive Vice President since 2000; Vice President-  56   1986
                    Finance, Chief Financial Officer, Treasurer and
                    Secretary since 1986.

Ralph Brandi        Vice President-Operations since 2000; Vice President- 59   1986
                    Operations of Linfinity Division from 1999 to 2000;
                    Vice President-Operations of Linfinity
                    Microelectronics, Inc. from 1995 to 1999.

Harold R. McKeighan Vice President and General Manager of Microsemi       59   1985
                    Corporation-Scottsdale since 1985.

Lane Jorgensen      Vice President and General Manager of Microsemi       60   1992
                    Corporation-Santa Ana since 1992.

Manuel F. Lynch     Vice President-Business Development since 2000;       33   2000
                    Director of Worldwide Marketing and Business
                    Development from 1997 to 2000; Director of Sales
                    from 1996 to 1997 and Manager of Information
                    Systems and Marketing Communications from 1995 to
                    1996.

John M. Holtrust    Vice President-Human Resources since 2000; Vice       51   2000
                    President-Human Resources of Silicon Systems Inc.
                    from 1990 to 2000.

James R. Shiring    Vice President-East Coast Operations since 1999; Vice 60   1999
                    President and General Manager of BKC division from
                    1998 to 1999; President of BKC Semiconductors Inc.
                    from 1996 to 1998.

Andy T.S. Yuen      Vice President-International Operations since 1989.   49   1989

James H. Gentile    Vice President-Worldwide Sales since 2001; Vice       45   2001
                    President, Sales and Marketing of Micro Power
                    Products division from 1999 to 2001; North America
                    Sales Manager of Mitel Semiconductor, Inc. from 1997
                    to 1999.

John J. Petersen    Vice President-Quality and Business Process           57   2001
                    Improvement since 2001; Vice President, Quality and
                    Technology Storage Products Group of Texas
                    Instruments Incorporated from 1994 to 2001.

                      INFORMATION REGARDING THE BOARD OF
                      ----------------------------------
                         DIRECTORS AND ITS COMMITTEES
                         ----------------------------

   During the 2001 fiscal year, the Board of Directors held a total of nine (9) regularly scheduled or special meetings.

   The Audit Committee, which consisted of directors Martin H. Jurick, Robert
B. Phinizy and Joseph M. Scheer during the 2001 fiscal year, reviews matters relating to the Company's internal and external audits. The Audit Committee held a total of four (4) meetings in fiscal year 2001 to review the fiscal year 2000 financial statements and audit and to review the plans for the fiscal year 2001 audit. The Company's Board of Directors has adopted a written charter for the Audit Committee, a copy of which was included as an appendix to the Company's proxy statement filed January 15, 2001. The members of the Audit Committee are independent, as independence is defined in Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. The Audit Committee Report for the 2001 fiscal year is included in this Proxy Statement.

   The Compensation Committee, which consisted of directors Joseph M. Scheer, Brad Davidson, Martin H. Jurick and H.K. Desai during the 2001 fiscal year, considers and approves the grant of stock options to and compensation for the Company's key employees. The Compensation Committee held seven (7) meetings in fiscal year 2001.

   No standing committee of the Company has a function similar to the function of a "Nominating Committee."

   No director, during the period while serving as a Director or on any committees, attended fewer than 75% of the aggregated number of meetings held in fiscal year 2001 of the Board of Directors and of all relevant committees.

   During fiscal year 2001, directors who were not also officers of the Company each were paid a quarterly retainer fee of $2,650, plus fees of $1,060 for each Board of Directors' meeting attended. Committee members were also paid the following for each committee meeting attended:

            Compensation Committee        Chairman            $2,400
                                          Member              $1,200

            Audit Committee               Chairman            $1,400
                                          Member              $  700

   Starting in 2002, as part of the recognition for Mr. Frey's service and as long as he continues to serve as Chairman of the Board, he will receive a Fifteen Thousand-Dollar ($15,000) quarterly retainer.

   On the last day of each fiscal year, each director receives fully vested 10-year options to purchase 6,000 shares of Common Stock at the market price of the Common Stock on the date of grant.

   On December 18, 2000, Mr. Frey was also given options for 20,000 shares of the Company's stock upon retirement and will receive options for 10,000 shares annually as long as he serves as Chairman of the Board.

                            EXECUTIVE COMPENSATION
                            ----------------------

   The following table sets forth, for the fiscal year ended September 30, 2001, compensation received by Messrs. Frey, Peterson, Sonksen, Brandi, McKeighan and Jorgensen. The notes to these tables provide additional specific information regarding compensation.

                          SUMMARY COMPENSATION TABLE

                                          Annual Compensation                Long Term Compensation
                                    ------------------------------   -------------------------------------
                                                                                          Long-Term   All
                                                                     Restricted           Incentive  Other
                                                                       Stock                Plan    Compen-
Name and                            Fiscal Salary   Bonus   Other     Award(s)  Options    Payouts  sation
Principal Position                   Year   ($)      ($)     ($)        ($)       (#)        ($)      ($)
------------------------------------------------------------------------------------------------------------
                                                                                    /(2)/              /(3)/

Philip Frey, Jr.                     2001   73,275      -- 746,950       --      30,000      --         --
 Chairman of the Board and was       2000  383,554 310,818  56,446       --     103,800      --      5,337
 President and CEO                   1999  364,568      --  56,767       --      26,400      --      3,783

James J. Peterson                    2001  306,568 308,250     /(1)/     --     140,000      --      6,386
 President and Chief Executive       2000  202,040 138,188     /(1)/     --      44,400      --      5,158
 Officer and was Vice President,     1999  124,010      --     /(1)/     --     100,000      --      5,044
 General Manager-Linfinity

David R. Sonksen                     2001  245,887 132,875     /(1)/     --      80,000      --      6,004
 Executive Vice President,           2000  208,214 126,260     /(1)/     --      64,400      --      4,859
 Treasurer, Secretary and Chief      1999  197,832      --     /(1)/     --      17,000      --      5,000
 Financial Officer

Ralph Brandi                         2001  172,578  94,378     /(1)/     --      36,000      --      3,235
 Vice President, Operations          2000  172,578  81,288     /(1)/     --      28,400      --      3,574
                                     1999   75,448             /(1)/     --      40,000      --         --

Harold R. McKeighan                  2001  189,624 110,959     /(1)/     --       8,000      --      5,255
 Vice President, General Manager     2000  182,466  57,155     /(1)/     --      44,400      --      4,612
 Microsemi Corp--Scottsdale          1999  177,054      --     /(1)/     --      17,000      --      4,319

Lane L. Jorgensen                    2001  163,593 117,805     /(1)/     --       5,000      --      6,520
 Vice President, General Manager     2000  155,357  66,569     /(1)/     --      54,400      --      3,623
 Microsemi Corp--Santa Ana           1999  147,600      --     /(1)/     --      17,000      --      5,106

/(1)/ The Company has concluded that the aggregate amount of perquisites and other personal benefits paid in such period did not exceed the lesser of 10% of such officer's total annual salary and bonus for each of 2001, 2000 and 1999, respectively, or $50,000. Such perquisites have not been included in the table.

/(2)/ The options granted have been adjusted to reflect a 2-for-1 stock split, which became effective as of August 28, 2001.

/(3)/ Represents amounts contributed in 2001, 2000 and 1999 under the Company's
      401(k) plan under which the Company matches an employee's contributions of up to 3% of such employee's annual salary.

                       OPTION GRANTS IN LAST FISCAL YEAR
                      ----------------------------------
                               Individual Grants
                       --------------------------------



                            % of Total                                 Potential Realizable
                             Options                                     Value at Assumed
                            Granted to                                 Annual Rates of Stock
                    Options Employees             Exercise  Grant Date  Price Appreciation
                    Granted in Fiscal    Price   Expiration  Present   For Option Term/(1)/
Name                  (#)      Year    ($/Share)    Date    Value ($)    5%($)      10%($)
----                ------- ---------- --------- ---------- ---------- ---------- ----------
James J. Peterson   140,000    10.2%   $14.2813   11/28/10  $1,999,375 $1,257,396 $3,186,489
David R. Sonksen     80,000     5.8%   $14.2813   11/28/10  $1,142,500 $  718,512 $1,820,851
Ralph Brandi         36,000     2.6%   $14.2813   11/28/10  $  514,125 $  323,330 $  819,383
Harold R. McKeighan   8,000     0.6%   $14.2813   11/28/10  $  114,250 $   71,851 $  182,085
Lane L. Jorgensen     5,000     0.4%   $14.2813   11/28/10  $   71,406 $   44,907 $  113,803

--------
/(1)/ The Potential Realizable Value is calculated based on the fair market value of the Common Stock on the date of grant, which is equal to the exercise price of options granted in fiscal 2001, assuming that the stock appreciates in value from the date of grant until the end of the option term at the specified annual rates (5% and 10%). Potential Realizable Value is net of the option exercise price. The assumed rates of appreciation are specified in rules of the SEC, and do not represent the Company's estimate or projection of future stock price. Actual gains, if any, resulting from stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock, overall stock market conditions, as well as the option holders' continued employment through the exercise/vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
              ---------------------------------------------------
                         FISCAL YEAR END OPTION VALUES
                         -----------------------------



                      Shares                Number of Unexercised     Value of Unexercised
                     Acquired    Value        Options at Fiscal       In-the-Money Options
                    on Exercise Realized        Year End (#)         at Fiscal Year End ($)
Name                    (#)       ($)     Exercisable Unexercisable Exercisable Unexercisable
----                ----------- --------- ----------- ------------- ----------- -------------
Philip Frey, Jr.          --           --   166,200       76,000    $1,394,581   $  855,844
James J. Peterson     50,000    1,411,200    45,812      182,200    $  591,647   $1,946,319
David R. Sonksen          --           --    61,150      106,450    $  584,941   $1,357,472
Ralph Brandi          10,000      296,840    21,150       65,200    $  146,644   $  655,389
Harold R. McKeighan       --           --    56,350       37,450    $  386,278   $  369,722
Lane L. Jorgensen     12,000      282,750   103,000       42,700    $  543,261   $  445,870

                       EXECUTIVE COMPENSATION AGREEMENTS
                       ---------------------------------

   In fiscal year 1993, the Company adopted a Supplemental Employee Retirement Plan ("SERP"), in which the only participants are eight (8) then long-standing employees or former employees, including Mr. Frey. Benefits under the Plan will be provided solely from the general assets of the Company. The SERP agreements provide annual payments for 10 years following the participant's retirement (age 66 or later) or death while employed. The annual rate of payment ranges from 20% to 30% (30% for Mr. Frey) of the participant's final or designated year's salary. It is not possible to state in advance the exact amount of future commitments under the SERP. The retirement benefit to Mr. Frey under the SERP began to be payable on December 18, 2000. The amounts that are due per year to Mr. Frey under the SERP are approximately $117,000.

   The Company has entered into agreements with Messrs. Peterson and Sonksen intended to assure their unbiased counsel and continued dedication in the event of an unsolicited tender offer or other occurrence that may result in a change of control. Each agreement will continue in effect until two (2) years after the Company notifies the executive of an intention to terminate that agreement. The terms of each agreement provide that, in the event of a change of control, as defined therein, and the subsequent termination of the executive's employment at any time during the term of such agreement, the executive will be paid amounts equal to a multiplier (the "Multiplier") times the sum of his annual salary rate in effect prior to termination of employment and his highest annual bonus paid during the prior 3-year period. The Multiplier is a number equal to the sum of three plus the number of years of service of the executive, all divided by twelve; provided, however, in the event of involuntary termination by the Company or termination by the executive for "Good Reason", the Multiplier will be equal to two (2). Provided, further, that in all other events the multiplier shall be at least one (1) and not more than one and one-half (1 1/2). Presently Mr. Peterson has 3 years of service and Mr. Sonksen has 15 years of service. Additionally: (i) all options that the executive has received under any option plans will remain exercisable for a number of years equal to the Multiplier; (ii) medical, dental, vision and life insurance premiums will continue to be paid by the Company for a number of years equal to the Multiplier; (iii) his automobile allowance continues, subject to earlier termination if the executive becomes a full time employee elsewhere, up to a number of years equal to the Multiplier; and (iv) he will receive all other benefits then accrued at the time of a termination under the Company's compensation plans. Upon an involuntary termination or a termination for "Good Reason," in either case only following a change of control, all of the executive's unvested stock options, or similar equity incentives, vest and become exercisable. Also, to the extent that payments to the executive pursuant to his agreement (together with any other payments or benefits) would result in the triggering of the provisions of Sections 280G and 4999 of the Internal Revenue Code ("Code"), the agreement provides for the payment of an additional amount such that the executive would receive, net of excise taxes, the amount he would have been entitled to receive in the absence of the excise tax provided in Section 4999 of the Code. Mr. Sonksen's current agreement restates and supersedes the similar agreement entered into in 1997.

   The Company and Mr. Frey entered into an agreement as of December 18, 2000 in the form of a letter with the subject of "Transition and Consulting". The agreement had two general subjects. First, Mr. Frey agreed to serve as a consultant to the Company until December 17, 2001. The Company agreed to pay Mr. Frey $25,000 per month for the minimum 12 months term and any extensions, $1,000 per month as a car allowance, an estimated $1,000 per month in premiums for continuing medical, dental and life insurance coverage, and a $34,000 annual premium for Mr. Frey's existing life insurance policy for 12 months. Over the minimum 12-month period the aggregate of these payments were approximately $358,000. The termination of the consulting period will not have any effect on the other matters dealt with in the agreement, which are described hereafter. The second general subject of the agreement was Mr. Frey's retirement from the Company on December 18, 2000. Upon that retirement date, Mr. Frey received a payout of all his accrued vacation in the amount of $284,393 along with his Executive Performance Bonus ("EPB") for fiscal year 2000 in the amount of $310,818. The Company agreed to pay Mr. Frey $116,556.96 on February 1, 2001, and thereafter at the same rate for an additional nine years under the Microsemi Corporation Supplemental Executive Retirement Plan
(SERP), as described above. The Company also agreed, in recognition of Mr. Frey's long service and significant contributions as Chairman, President and CEO, to pay the premium for the lifetime benefit of a Medicare Supplemental Insurance policy, effective January 1, 2002. The estimated cost thereof initially is $3,000 per year. Mr. Frey was also given options for 20,000 shares of the Company's stock upon retirement and will receive options for 10,000 shares annually as long as he serves as Chairman of the Board. Also, commencing in 2002, Mr. Frey will receive a $15,000 quarterly retainer as long as he serves as Chairman of the Board. The agreement provides options granted to Mr. Frey through December 2000 would continue to vest until the earliest to occur of Mr. Frey's death or the latest expiration date of the option; and therefore retirement from active service will not result in Mr. Frey's options held as of December 2000 ceasing thereafter to continue to vest. In addition, Mr. Frey is to receive the Company's indemnification from certain unexpected excise tax consequences connected with Section 280G or Section 4999 of the Code, and the Company has agreed to forebear from amending its certificate of incorporation or bylaws for a period of ten years if the effect would be to limit or reduce the Company's legal ability or obligation to indemnify Mr. Frey from claims arising from his status or conduct as a director, officer or employee. This agreement states that Mr. Frey will not participate in any benefit plans of Microsemi or subsidiaries, except to the extent described above. This agreement expressly terminates all prior agreement between the Company and Mr. Frey relating to employment or retirement benefits, with the express exception of the Supplemental Executive Retirement Plan, and expressly terminates the change of control agreement between the Company and Mr. Frey of the same tenor as the agreements described in the prior paragraph that had been entered into in 1997.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
                ----------------------------------------------

   No person who acted as a director or an executive officer of the Company and no security holder known to the Company to own of record or beneficially more than five percent of any class of the Company's voting securities, or any members of their respective immediate families, is known to have any material interest, direct or indirect, in any transaction during the fiscal year ended September 30, 2001 or in any currently proposed transaction in which the amount involved exceeds $60,000 and to which the Company or any subsidiary was during the 2001 fiscal year or during the 2002 fiscal year is to be a party.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
            -------------------------------------------------------

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own beneficially more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and the NASDAQ Stock Market ("NASDAQ"). Executive officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms concurrently when they file them with the SEC and NASDAQ.

   To the Company's knowledge, based solely on its review of the copies of
Section 16(a) forms furnished to the Company and any written representations that no Form 5 reports were required, none of the Company's officers, directors or greater than ten-percent beneficial owners known to the Company failed to file in a timely manner Section 16(a) reports during or with respect to fiscal year 2001, except with respect to the following:

                                    Form 3                     Form 4
                              Number of Reports          Number of Reports
                          -------------------------- --------------------------
Name                      Not Timely Filed Not Filed Not Timely Filed Not Filed
----                      ---------------- --------- ---------------- ---------
Carmelo J. Santoro                1           --            --           --
James H. Gentile                  1           --             2           --
Lane L. Jorgensen                --           --             1           --
Kelly Jones                       1           --             2           --
John J. Petersen                  1           --            --           --

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
          -----------------------------------------------------------

   No member of the Compensation Committee during the 2001 fiscal year was an officer or employee of the Company or any of its subsidiaries or was formerly an officer of the Company or any of its subsidiaries. No member of the compensation committee had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K. Additionally, no member of the compensation committee had a relationship that requires disclosure under
Item 402(j)(3) of Regulation S-K.

             COMPENSATION COMMITTEE REPORT FOR FISCAL YEAR 2001 OF
                             MICROSEMI CORPORATION

   The compensation programs for executive management and certain other key employees are reviewed each year by the Compensation Committee. The committee considers the potential impact of each operating unit as well as the effect on corporate wide growth, profit, market position and goals set for that year, as well as changes in corporate market focus and strategic goals for the next fiscal year. The committee reviews with the management of the Company the business plans for the new fiscal year relative to the prior year. The compensation programs establish the rewards to be received by each key executive relative to their contributions to net earnings from both their direct operating responsibility and the overall profits of the corporation. The committee also decides which operating units will be included in this measured program. Certain special profit centers are removed from the measured plan where the strategic goal assignments are not effectively measured quantitatively. These special profit centers are placed into a second award pool from which bonus payments are allocated based on the achievement of key subjective goals set by the corporate management. The Compensation Committee reviews these yearly with the corporate management and monitors the allocation process.

   In addition, each operating unit key executive is responsible for meeting other strategic goals mutually agreed to between that key executive and the CEO. The goals typically are strategic opportunities and challenges available to the Company in a changing market with competitive environments. In every reward review, the key executive is evaluated on: corporate earnings, divisional earnings, and subjective analysis on the goals achieved or progress achieved.

Executive Compensation Philosophy

   The primary thrust of the compensation programs in the Company continues to follow the belief that compensation must reflect the value created for the stockholders--both immediate and long term and consequently, the compensation programs reflect the following specific thesis:

 .   Rewards are tailored to fit the unique opportunities available to each business unit as well as the contributions each business unit makes to the corporate earnings and growth. The program utilizes short-term achievement awards and long-term incentives; normally stock options granted each year. The stock option grants are reviewed by the Compensation Committee, which manages the program. Grants can be in either or both qualified and non-qualified stock options. The executives with the potential to impact the future growth and profitability of the Company are granted new options each year. Options typically have a 5-year vesting schedule and provide incentives for executives to increase the value of the Company over the long term.

   Salary reviews for the top executives are conducted each year. The committee utilizes data from established salary surveys together with guidelines from an outside consultant study to guide the Company in setting salary levels. The Company has followed the consultant's study results, which yielded industry comparatives, for overall increases in pay and benefits. Only minor adjustments have been required.

The Executive Compensation components are:

 .   Base Salary:  Salaries are set at levels approximating the fiftieth
    -----------
    percentile for similar marketplace orientations. This year the CEO and the Compensation Committee reviewed each of the 14 highest paid executives and set the following year's pay for these executives. Factors considered, although subjectively and informally applied, are actual achievement, level of market opportunity, management skill in achieving goals and contributions to the overall corporate success. In fiscal 2001, the increases for key executives based on these factors ranged from 0% to 54% of base salary.

 .   The Cash Bonus Program:  The Plan, as in prior years, provides cash awards
    ----------------------
    to executives and has been the means of achieving superior corporate results with slightly lower over-all executive compensation as compared to similar companies. These programs are formalized and consistently administered throughout the Company. The bonus award can range from 0% to 150% of an executive's annual salary. The bonus award components are based on overall corporate profit performance, direct profit results controlled by the executive and on subjective goals. For fiscal year 2001, the goals that were set for the Company's executive officers were generally exceeded. Executive bonuses paid for fiscal year 2001 ranged from 0% to 68% of an executive's salary.

 .   Stock Options:  Based on the current stock option plan as approved by the
    -------------
    stockholders, up to 4% of the current outstanding shares of Common Stock are available annually for award to new and existing executives. Under this program key executives are allocated portions of the total annual award based upon the executive's responsibility level and other subjective measures. New options are granted to executives who are deemed to have the potential to impact the future growth and profitability of the Company. The Company continues to believe that the stockholders' value is being significantly enhanced by this stock option program.

Compensation of the Chief Executive Officer in Fiscal Year 2001:

   Compensation of the chief executive officer is determined in a manner similar to that for all other executive officers; however, the chief executive officer's strategic goals are mutually agreed to between the chief executive officer and the Board of Directors. The Compensation Committee believes, based on its review of publicly available information concerning companies in its industry, that its chief executive officer compensation is well within the range of compensation packages provided to executives of similar rank and responsibility in comparable companies.

   On December 18, 2000, the Board elected James J. Peterson as Microsemi's Chief Executive Officer and President as well as a member of its Board of Directors. Mr. Peterson's initial base salary as Chief Executive Officer and President was $300,000, and this salary was adjusted in September 2001 from $300,000 to $450,000. The salary increase was attributable to the Compensation Committee's subjective evaluation of Mr. Peterson's skills and experience and the continued positive results then being achieved by the Company, particularly in its consolidation of operations. For fiscal year 2001, Mr. Peterson also has earned a bonus of $308,000 under the Cash Bonus Plan. His potential annual bonus as a participant in the Cash Bonus Program for fiscal year 2001 had been established in a range of from 0% to 150% of his base salary. The bonus formula was established after comparison with the bonus incentives offered to other talented chief executive officers at technology companies. The bonus amount actually earned was determined based upon these factors: 80% of this amount was based upon the overall financial performance of the Company in regard to earnings and margin improvement and 20% was based upon subjective evaluation of his individual performance as an executive officer.

   The long-term portion of Mr. Peterson's compensation is based primarily on stock options. At December 18, 2000, Mr. Peterson was awarded additional options to purchase 140,000 shares of Microsemi Common Stock at an exercise price of $14.28 per share. The value of the stock option award is designed to be competitive with equity compensation practices of similarly sized companies based on informal comparisons. As another long-term incentive, on January 12, 2001, Microsemi entered into an agreement with Mr. Peterson providing, for benefits that would become payable only in the event of a change of control of Microsemi followed by a termination of Mr. Peterson. The agreement provides principally for accelerated vesting of stock options and payment of severance equal to two times Mr. Peterson's annual compensation in the event of termination of employment following a change of control. The Committee believes that these benefits will serve as an incentive for Mr. Peterson's continuing service to Microsemi, even in the event of future transactions that may result in change of control, as well as an additional incentive for achievement of financial and other goals that improve shareholder value. The Committee previously approved such form of agreement for certain key executive officers following a review of similar agreements and benefits offered at other companies.

   As of December 18, 2000, Philip Frey, Jr., who had been the Chief Executive Officer and President of the Company since 1971, stepped down from those positions and continued as the Chairman of the Board. Mr. Frey also then became a consultant to Microsemi for strategic planning, business acquisitions, disposition of certain assets and interface with key military and aerospace accounts. Mr. Frey's compensation as a consultant and as Chairman of the Board is discussed separately in this Proxy Statement.

   Mr. Frey's base salary as Chief Executive Officer and President was deemed to be competitive with companies of a similar size based on an outside consultant survey. The value of stock options awarded was designed to be consistent with practices of similarly sized companies based on informal comparisons. Until December 18, 2000, Mr. Frey's compensation as Chief Executive Officer and President consisted of a base salary at the rate of $388,523 per annum, the grant of options to purchase 103,800 shares of Common Stock at an average exercise price of $10.84 per share, and amounts under certain employee benefit plans. His salary rate had not increased over fiscal year 2000 levels. As of December 18, 2000, when Mr. Frey became a consultant to the Company, he received his salary accrued to that date, payment for all of his unused vacation time, his unpaid bonus for the prior fiscal year, and a grant of options to purchase 20,000 shares of Common Stock at an exercise price of $14.28 per share; however, Mr. Frey agreed to forego any cash bonus for fiscal year 2001 and to terminate his agreement with Microsemi concerning change of control.

                          ---------------------------

   Note on Stock Options:  The exercise price of each stock option mentioned in
   ---------------------
this Compensation Committee Report is equal to 100% of the fair market value of the Common Stock as of the date when the option was granted. As to each stock option, the amounts of shares and exercise prices mentioned above have been adjusted as necessary to reflect Microsemi's 2-for-1 stock split effected in August 2001 by means of a stock dividend.

   The Compensation Committee has reviewed the performance of the Company and its executives for 2001.

                          THE COMPENSATION COMMITTEE

    Joseph M. Scheer     Brad Davidson      H.K. Desai     Martin H. Jurick

                               PERFORMANCE GRAPH
                               -----------------

   The following graph compares the five-year cumulative total return on the Company's Common Stock to the total returns of 1) NASDAQ Stock Market and 2) NASDAQ Stock - Electronics & Electrical Equipment & Components, excluding Computer Equipment. This comparison assumes in each case that $100 was invested on or about September 30, 1996 and all dividends were reinvested. The Company's fiscal year ends on or about September 30 each year.

                COMPARISON OF 5 YEARS CUMULATIVE TOTAL RETURN *
        Among Microsemi Corporation, the NASDAQ stock market (US) index and the NASDAQ Electronic Components index

                                    [CHART]

                       MICROSEMI          NASDAQ STOCK        NASDAQ ELECTRONIC
                      CORPORATION         MARKET (U.S.)           COMPONENTS
                      -----------         -------------       -----------------
    9/27/1996           100.00               100.00                 100.00
    9/26/1997           175.80               136.60                 174.80
    9/25/1998            75.80               142.95                 143.44
    10/1/1999            75.80               226.42                 283.92
    10/1/2000           388.54               301.57                 494.57
    9/30/2001           530.96               123.27                 139.21


* $100 invested on September 27, 1996 in stock or index, including reinvestment of dividends

                                            Cumulative Total Return
                                -----------------------------------------------
                                9/27/96 9/26/97 9/25/98 10/1/99 10/1/00 9/30/01

MICROSEMI CORPORATION            100.00  175.80   75.80   75.80  388.54  530.96
NASDAQ STOCK MARKET (U.S.)       100.00  136.60  142.95  226.42  301.57  123.27
NASDAQ ELECTRONIC COMPONENTS     100.00  174.80  143.44  283.92  494.57  139.21

                            AUDIT COMMITTEE REPORT
                            ----------------------

   The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has also discussed with the independent accountants the matters required to be discussed by SAS 61. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 and has discussed with the independent accountants the independent accountants' independence. Based on the review and discussions of the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the 2001 fiscal year for filing with the Securities and Exchange Commission.

     Martin H. Jurick          Robert B. Phinizy         Joseph M. Scheer

   The foregoing Compensation Committee Report, Performance Graph and Audit Committee Report are not deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A or to the liabilities of Section 18 of the Securities Exchange Act. They are not deemed to be incorporated by reference into any document that we may file at any time with the Securities and Exchange Commission, unless in a particular instance it is therein expressly and specifically incorporated by reference by the Company.

                             STOCKHOLDER PROPOSALS
                             ---------------------

   Stockholder proposals intended to be considered at the 2003 Annual Meeting of Stockholders must be received by the Company no later than September 27, 2002. Such proposals may be included in next year's Proxy Statement if they furthermore comply with certain rules and regulations promulgated by the SEC. Subject to the immediately preceding sentence, matters will not be acted upon at the meeting unless the proposal is made timely and in appropriate form in accordance with our then applicable bylaws and resolutions of our Board.

                            INDEPENDENT ACCOUNTANTS
                            -----------------------

   PricewaterhouseCoopers LLP, independent accountants for the Company for the fiscal year ended September 30, 2001, has been selected by the Board of Directors to serve in the same capacity for the current fiscal year.

   A representative of PricewaterhouseCoopers LLP is expected to be present at the Meeting with the opportunity to make a statement if he or she so desires and to be available to respond to appropriate questions.

                                  AUDIT FEES
                                  ----------

   PricewaterhouseCoopers, LLP, billed us $449,000 for professional services rendered for the audit of the annual financial statements for fiscal year 2001 and the reviews of the financial statements included in our Forms 10-Q for that fiscal year.

         FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES
         ------------------------------------------------------------

   PricewaterhouseCoopers, LLP, did not bill us for any professional services rendered for operating or designing information systems (on the terms and subject to the exceptions as described in Rule 2-01(c)(4)(ii) of Regulation S-X) for fiscal year 2001.

                                ALL OTHER FEES
                                --------------

   PricewaterhouseCoopers, LLP, billed us $296,000 for services rendered that are not described above. The Audit Committee considered whether the provision of the services included in this category is compatible with maintaining PricewaterhouseCoopers' independence.

                                 OTHER MATTERS
                                 -------------

   The Board of Directors is not aware of any matter which will be presented for action at the Meeting other than the matters set forth herein; but should any other matter requiring a vote of the stockholders arise, it is intended that the enclosed Proxy shall include discretionary authority to vote on such other matters in accordance with the interests of the Company, in the best judgment of the person or persons voting the Proxies or consistent with any instructions given to such persons by the Board of Directors. In addition, the enclosed Proxy is intended to include discretionary authority to vote for any person's election to a position for which a bona fide nominee is named herein if such nominee named herein is unable to serve or for good cause will not serve, approval of minutes of the prior meeting without ratifying the actions taken at such meeting and the disposition of any matters incident to the conduct of the Meeting, including any adjournments or postponements.

   All stockholders are urged to complete, sign, date and promptly return the enclosed Proxy.

                                 By Order of the Board of Directors,

                                 /s/ David R. Sonksen

                                 David R. Sonksen
                                 Secretary

Irvine, California
January 18, 2002

 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MICROSEMI CORPORATION
    FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 26, 2002

     The undersigned stockholder of MICROSEMI CORPORATION hereby appoints James
J. Peterson and David R. Sonksen, or either of them, the attorneys and proxies, with full power of substitution, to vote for the undersigned all shares of Common Stock, par value $0.20 per share, of MICROSEMI CORPORATION, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on February 26, 2002 at 10:00 A.M. (California time), and at any adjournments or postponements thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournments thereof. The undersigned acknowledges receipt of this proxy and a copy of the Notice of Annual Meeting and Proxy Statement dated January 18, 2002. Said proxies are directed to vote or to refrain from voting pursuant to the Proxy Statement as checked on the reverse side hereon upon the following matters, and otherwise in their discretion. Please mark, sign, date and return this proxy card promptly.

1. ELECTION OF DIRECTORS

         [_] FOR all nominees (except as    [_] WITHHOLD AUTHORITY to vote
             indicated to the contrary          for all nominees listed below
             below)

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below.)

Philip Frey, Jr.          Robert B. Phinizy         Martin H. Jurick          Carmelo J. Santoro, Ph.D.
H.K. Desai                James J. Peterson         Thomas R. Anderson

               (continued and to be signed on the reverse side)

2. In their discretion, upon such other matters as may properly come before the meeting, this proxy when properly executed, will be voted in the manner directed herein by the undersigned stockholder.

   IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS.

                                            ___________________________________
                                                  Signature of Stockholder

                                            Dated ____________ , 2002

                                            ___________________________________
                                                  Signature of Stockholder

                                            Dated ____________ , 2002

                                            IMPORTANT: Please date this proxy
                                            and sign exactly as your name or
                                            names appear(s) on your stock
                                            certificate. If stock is held
                                            jointly, signature should include
                                            both names. Executors,
                                            administrators, trustees, guardians
                                            and others signing in a
                                            representative capacity, please
                                            give their titles. If a
                                            corporation, please sign in full
                                            corporate name by president or
                                            other authorized officer. If a
                                            partnership, please sign in
                                            partnership name by authorized
                                            person.